EXHIBIT 4.1

 FORM OF
STOCK CERTIFICATE

No. of NUMBER	No. of SHARES

SCORPIO TANKERS INC.

Organized under the Laws of the Republic of the Marshall Islands Pursuant to the Business Corporations
Act by Articles of Incorporation Filed in the Office of the Registrar of Corporations on JULY 1, 2009
AUTHORIZED CAPITAL ONE THOUSAND FIVE HUNDRED (1,500) SHARES WITH A PAR VALUE OF ONE U.S. DOLLAR (US$1.00) PER SHARE

This Certifies that	is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE CAPITAL STOCK OF SCORPIO TANKERS INC.

  transferable on the books of the Corporation by the holder hereof in person or by duly
Authorized Attorney upon surrender of this Certificate, properly endorsed.
Witness, the seal of the Corporation and the signatures of its duly authorized officers and director.

Dated:

MANAGING DIRECTOR

SECRETARY TREASURER	VICE-PRESIDENT PRESIDENT